
                                                                    EXHIBIT 10.1

                                                                  CONFORMED COPY

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                       CONVERTIBLE NOTE PURCHASE AGREEMENT

                          DATED AS OF DECEMBER 21, 2004

                                     BETWEEN

                               KAHIKI FOODS, INC.,

                                       AND

                                 TOWNSENDS, INC.

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

                                TABLE OF CONTENTS

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                                                                                Page
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ARTICLE I AUTHORIZATION; CONVERSION.......................................       1

   1.1   AUTHORIZATION....................................................       1
   1.2   CONVERSION.......................................................       1
   1.3   RESERVATIONS.....................................................       1
   1.4   THE CLOSING OF THE SALE OF THE NOTES.............................       2
   1.5   EVENTS OF NONCOMPLIANCE..........................................       2

ARTICLE II THE CLOSINGS...................................................       3

   2.1   DELIVERIES AT THE CLOSING........................................       3
   2.2   DELIVERIES AT THE SECOND CLOSING.................................       4

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY.................       6

   3.1   ORGANIZATION; GOOD STANDING; QUALIFICATION AND POWER.............       6
   3.2   AUTHORIZATION....................................................       6
   3.3   NON-CONTRAVENTION; CONSENTS......................................       6
   3.4   CAPITALIZATION OF THE COMPANY....................................       7
   3.5   EQUITY INVESTMENTS...............................................       7
   3.6   NO GENERAL SOLICITATION; INTEGRATED OFFERING.....................       7
   3.7   SEC DOCUMENTS; FINANCIAL STATEMENTS; INTERNAL ACCOUNTING.........       8
   3.8   ABSENCE OF CERTAIN CHANGES.......................................       9
   3.9   LIABILITIES......................................................      10
   3.10  LEGAL COMPLIANCE; SARBANES-OXLEY.................................      10
   3.11  TITLE TO PROPERTIES..............................................      11
   3.12  TAX MATTERS......................................................      11
   3.13  INTELLECTUAL PROPERTY............................................      12
   3.14  CONTRACTS AND COMMITMENTS........................................      12
   3.15  INSURANCE........................................................      14
   3.16  LITIGATION.......................................................      14
   3.17  EMPLOYEES........................................................      14
   3.18  EMPLOYEE BENEFITS................................................      14
   3.19  ENVIRONMENT AND SAFETY...........................................      14
   3.20  RELATED PARTY TRANSACTIONS.......................................      15
   3.21  DIRECTORS AND OFFICERS...........................................      15
   3.22  OFFERING EXEMPTION...............................................      15
   3.23  REGISTRATION RIGHTS..............................................      15
   3.24  DISCLOSURE.......................................................      15

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE PURCHASER................      16

   4.1   AUTHORITY........................................................      16
   4.2   EXPERIENCE.......................................................      16
   4.3   INVESTMENT.......................................................      16
   4.4   RESIDENCY........................................................      16

ARTICLE V ADDITIONAL AGREEMENTS...........................................      16

   5.1   AFFIRMATIVE COVENANTS OF THE COMPANY.............................      16
   5.2   NEGATIVE COVENANTS...............................................      18
   5.3   SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS...........      19
   5.4   INDEMNIFICATION..................................................      19
   5.5   TRANSACTION EXPENSES AND TAXES...................................      21

                                      -i-

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   5.6   PRE-EMPTIVE RIGHTS...............................................      21

ARTICLE VI MISCELLANEOUS..................................................      22

   6.1   NO THIRD PARTY BENEFICIARIES.....................................      22
   6.2   ENTIRE AGREEMENT.................................................      22
   6.3   SUCCESSORS AND ASSIGNS...........................................      23
   6.4   COUNTERPARTS.....................................................      23
   6.5   NOTICES..........................................................      23
   6.6   GOVERNING LAW....................................................      24
   6.7   AMENDMENTS AND WAIVERS; PURCHASER CONSENT........................      24
   6.8   CERTAIN DEFINITIONS..............................................      24
   6.9   INCORPORATION OF SCHEDULES AND EXHIBITS..........................      30
   6.10  CONSTRUCTION.....................................................      30
   6.11  INTERPRETATION...................................................      30
   6.12  INDEPENDENCE OF COVENANTS AND REPRESENTATIONS AND WARRANTIES.....      30
   6.13  REMEDIES.........................................................      30
   6.14  SEVERABILITY; SURVIVAL...........................................      30
   6.15  WAIVER OF JURY TRIAL.............................................      31

SCHEDULES

Schedule 1.4  Company Wire Instructions

EXHIBITS

Exhibit A    -    Form of Convertible Note
Exhibit B    -    Registration Rights Agreement
Exhibit C    -    Form of Supply Agreement
Exhibit D    -    Form of Co-Pack Agreement
Exhibit E    -    Tranche B Investment Goals
Exhibit F    -    Form Certificate of Designation
Exhibit G    -    Form of Tsao Voting Agreement
Exhibit H    -    Form of Tag-Along Agreement
Exhibit I    -    Barron Partner Side Letter

                       CONVERTIBLE NOTE PURCHASE AGREEMENT

      THIS CONVERTIBLE NOTE PURCHASE AGREEMENT (the "AGREEMENT") is made as of December 21, 2004 between KAHIKI FOODS, INC., an Ohio corporation (the "COMPANY") and TOWNSENDS, INC., a Delaware corporation (the "PURCHASER"). Capitalized terms used herein shall have the meanings set forth in Section 6.8 hereof

                                    RECITALS

      A. The Company and the Purchaser have agreed that the Company will issue and sell to the Purchaser up to $2,000,000 in Convertible Promissory Notes in the form of Exhibit A attached hereto (the "NOTES"), convertible into either (i) Series A Convertible Redeemable Preferred Shares, $0.01 par value, of the Company, provided such shares shall be authorized by the Company following the date hereof (the "PREFERRED STOCK") or (ii) the Company's Common Shares, no par value (the "COMMON STOCK").

      B. In connection herewith and contemporaneously with the execution and delivery of this Agreement, the Company and the Purchaser will enter into (i) a Registration Rights Agreement, substantially in the form attached hereto as Exhibit B (the "REGISTRATION RIGHTS AGREEMENT"), (ii) a Supply Agreement substantially in the form attached hereto as Exhibit C (the "SUPPLY AGREEMENT") and (iii) a Co-Pack and Storage Agreement substantially in the form attached hereto as Exhibit D (the "CO-PACK AGREEMENT").

                                    AGREEMENT

      NOW, THEREFORE, in consideration of the mutual promises herein made and in consideration of the representations, warranties, and covenants herein contained, the parties agree as follows:

                                   ARTICLE I
                            AUTHORIZATION; CONVERSION

      1.1 AUTHORIZATION. Prior to the Closing (as defined in Section 1.4), the Company shall have authorized the issuance and sale of the Notes (the "Offering").

      1.2 CONVERSION. The Notes may be convertible into either Preferred Stock (if subsequently authorized) or Common Stock, all as set forth in the Notes.

      1.3 RESERVATION OF SHARES. The Company has authorized the reservation of all shares of Common Stock for issuance upon any conversion of the Notes and shall, so long as the Notes are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued Capital Stock, 100% of the number of shares of Common Stock issuable upon conversion of the Notes.

      1.4 THE CLOSING OF THE SALE OF THE NOTES.

            (a) Simultaneously with the execution and delivery of this Agreement, the closing hereunder with respect to the issuance, sale and delivery of the First Closing Note shall take place (the "FIRST CLOSING").

            (b) At the First Closing, on the terms and subject to the conditions contained herein, (i) the Company shall issue, sell and deliver to the Purchaser, and the Purchaser shall purchase from the Company, the First Closing Note and (ii) the Purchaser shall deliver to the Company, by wire transfer of immediately available funds to the account designated by the Company on Schedule 1.4, the purchase price of $1,000,000 (the "FIRST CLOSING INVESTMENT") for such First Closing Note.

            (c) Within five (5) business days the Company's attainment of the Tranche B investment goals as set forth on Exhibit E attached hereto (the "TRANCHE B GOALS") and all the other conditions precedent described herein having been met, the issuance, sale and delivery of the Second Closing Note shall take place (the "SECOND CLOSING").

            (d) At the Second Closing, if applicable, on the terms and subject to the conditions contained herein, (i) the Company shall issue, sell and deliver to the Purchaser, and the Purchaser shall purchase from the Company, the Second Closing Note and (ii) the Purchaser shall deliver to the Company, by wire transfer of immediately available funds to the account designated by the Company on Schedule 1.4, the purchase price of $1,000,000 (the "SECOND CLOSING INVESTMENT") for such Second Closing Note.

            (e) The proceeds of both the First Closing Investment and the Second Closing Investment shall be used for general corporate expenses including costs associated with the opening of the Company's new manufacturing facility in Gahanna, Ohio.

      1.5 EVENTS OF NONCOMPLIANCE.

            (a) The Company shall be in noncompliance under this agreement upon the occurrence of any of the following events (each, an "EVENT OF
NONCOMPLIANCE"):

                  (i) the failure by the Company at the next annual meeting of shareholders to have authorized the Preferred Stock necessary for issuance to the Purchaser upon conversion of the Note, with such terms, designations, powers, preferences and special rights as set forth on that Form Certificate of Designation attached hereto as Exhibit F; or

                  (ii) a Material breach of this Agreement or any other Document; or

                  (iii) bankruptcy, receivership, or acceleration of indebtedness equal to or greater than $100,000; or

                  (iv) any covenant default under any credit facility with indebtedness equal to or greater than $100,000 that is not cured within 90 days.

            (b) If curable and unless otherwise provided for in Section 1.5(a), the Company shall have 30 days to cure those Events of Noncompliance set forth in Section 1.5 (the "CURE PERIOD").

            (c) The Purchaser shall have no obligation to purchase additional Notes at any time during which an Event of Noncompliance exists.

                                   ARTICLE II
                                  THE CLOSINGS

      2.1 DELIVERIES AT THE CLOSING.

            (a) At the First Closing, the Company shall deliver to the
Purchaser:

                  (i) a convertible promissory note substantially in the form of Exhibit A, duly executed by the Company, in the principal amount of $1,000,000 (the "FIRST CLOSING NOTE");

                  (ii) counterparts of each of the Registration Rights Agreement, the Supply Agreement and the Co-Pack Agreement, duly executed by the Company;

                  (iii) an opinion dated as of the date hereof of Carlile Patchen & Murphy, counsel to the Company, in form and substance reasonably satisfactory to the Purchaser;

                  (iv) a certificate of the Secretary of the Company dated as of the date hereof, certifying: (A) the Company's Amended and Restated Articles of Incorporation and Code of Regulations as in effect on the date hereof, as true and complete and attaching copies of same; (B) as to the incumbency and genuineness of the specimen signatures of each officer of the Company executing any of the Documents; and (C) the resolutions of the Board of the Company authorizing the execution, delivery and performance of the Documents to which the Company is a party and the consummation of the transactions contemplated thereby, as true and complete and attaching copies of same;

                  (v) evidence of reimbursement to the Purchaser in accordance with Section 5.5 of fees and expenses incurred in connection with the preparation, execution and delivery of the Documents and the consummation of the transactions contemplated thereby;

                  (vi) good standing certificates, as of a date not more than 30 days prior to the first Closing, issued by the Secretary of the State of the State of Ohio and of each additional jurisdiction in which the Company is qualified to do business;

                  (vii) counterparts of the Tsao Voting and Non-Compete Agreement attached hereto as Exhibit G (the "TSAO VOTING AGREEMENT") duly executed by Michael and Alice Tsao;

                  (viii) counterparts of the Tag-Along Agreement attached hereto as Exhibit H duly executed by Michael and Alice Tsao;

                  (ix) evidence that the Company has entered into a secured term loan facility with Key Bank National Association in the amount of $2,232,000 on terms reasonably acceptable to the Purchaser, of which $1,232,000 shall be immediately available for borrowing by the Company and will be borrowed contemporaneously with the First Closing;

                  (x) evidence of payment of the Community Capital Development Corporation Loan and the release of any liens related thereto;

                  (xi) receipt of a Disclosure Letter dated December 15, 2004 (the "Disclosure Letter"), prepared by the Company;

                  (xii) receipt of a confirmation from Barron Partners that there has been no material default under the Barron Investment Documents, and

                  (xiii) such other Documents as the Purchaser may reasonably request.

            (b) At the First Closing, the Purchaser shall deliver to the
Company:

                  (i) the First Closing Investment for the First Closing Note being purchased by the Purchaser on such date;

                  (ii) counterparts of the Registration Rights Agreement, Supply Agreement and Co-Pack Agreement, duly executed by the Purchaser.

      2.2 DELIVERIES AT THE SECOND CLOSING.

            (a) At the Second Closing, if applicable, the Company shall deliver to the Purchaser:

                  (i) a convertible promissory note, in substantially the form of Exhibit A, duly executed by the Company, in the amount of $1,000,000 (the "SECOND CLOSING NOTE");

                  (ii) a certificate duly executed by the Chief Executive Officer of the Company certifying:

                        (A) the representations and warranties made by the
                  Company in this Agreement and the statements contained in the disclosure schedules and exhibits attached hereto or in any document furnished by the Company pursuant to this Agreement as true and complete as of the Second Closing as though such representations and warranties were made on and as of such date, except for any changes expressly permitted by this Purchase Agreement. Notwithstanding the foregoing, between the date hereof and five days prior to the Second Closing, the Company shall have the right to supplement the Disclosure Letter in writing to reflect new matters of which it becomes aware which would have been required to be set forth or described therein. The updating of the Disclosure Letter in and of itself shall not be deemed a consent and waiver of a default or Event of Noncompliance unless such consent and waiver is in writing signed by the Purchaser. Upon the receipt of such written supplement, the Purchaser shall have the right to object in writing to such supplement, and, if such supplement reflects a Material Adverse Change and the Company does not withdraw such supplement within two (2) days thereafter, the Purchaser shall have no obligation to purchase the Second Closing Note;

                        (B) No Event of Noncompliance exists and the Company has
                  performed and complied with all agreements and conditions required by this Agreement and the Documents to be performed and complied with prior to the Second Closing;

                        (C) there have been no Material Adverse Changes since
                  the date of the First Closing, in the business, operations, prospects, condition (financial or otherwise), assets or liabilities of the Company, regardless of whether or not such events or changes are inconsistent with the representations and warranties given herein by the Company, except changes contemplated by this Agreement; and

                        (D) no action or proceeding by or before any
                  governmental authority has been instituted, or threatened (and not subsequently settled, dismissed or otherwise terminated) which can reasonably be expected to restrain, prohibit or invalidate the transactions contemplated by this Agreement other than an action or proceeding instituted or threatened by the Purchaser;

                  (iii) an opinion dated as of the date of the Second Closing of Carlile Patchen & Murphy, counsel to the Company, in form and substance reasonably satisfactory to the Purchaser.

                  (iv) evidence reasonably acceptable to the Purchaser that the Tranche B Goals have been met.

            (b) At the Second Closing, if applicable, the Purchaser shall deliver to the Company the Second Closing Investment for the Second Closing Note being purchased by the Purchaser on such date.

                                  ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      As a material inducement to the Purchaser to enter into and perform its obligations under this Agreement, except as set forth on any Disclosure Letter the Company represents and warrants to the Purchaser as follows:

      3.1 ORGANIZATION; GOOD STANDING; QUALIFICATION AND POWER. The Company is duly organized, validly existing and in good standing under the Laws of the State of Ohio, has all requisite power to own, lease and operate its Assets and to carry on its business as presently being conducted, and is qualified to do business and in good standing in every jurisdiction in which the failure to so qualify or be in good standing could have a Material Adverse Effect on the Company. The Company has delivered to the Purchaser true and complete copies of its Amended and Restated Articles of Incorporation and Code of Regulation as in effect on the date hereof.

      3.2 AUTHORIZATION.

            (a) General Power and Authority. The Company has all requisite power and authority to execute and deliver each Document to which it is a party and any and all instruments necessary or appropriate in order to effectuate fully the terms and conditions of each such Document and all related transactions and to perform its obligations under each such Document. Each Document to which the Company is a party has been duly authorized by all necessary action (corporate or otherwise) on the part of the Company, and each Document to which the Company is a party has been duly executed and delivered by the Company, and constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its terms and conditions, except as enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency or other Laws affecting creditors' rights generally or by general principles of equity.

            (b) Authorization of Notes. The authorization, issuance, sale and delivery of Notes has been duly authorized by all requisite action of both the Company's Board and stockholders.

      3.3 NON-CONTRAVENTION; CONSENTS. The execution, delivery and performance by the Company of the Documents to which it is a party, the consummation of the transactions contemplated thereby and compliance with the provisions thereof, including the issuance, sale and delivery of the Notes and if converted, the Common Stock or, if authorized, the Preferred Shares, have not and shall not (a) violate any Law to which the Company or any of its Assets is subject, (b) violate any provision of the Company's Amended and Restated Articles of Incorporation and/or Code of Regulations as presently in effect, (c) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any contract to which the

Company is a party or by which any of the Assets of the Company is bound or (d) result in the imposition of any Lien upon any of the Assets of the Company. The Company has not been nor is required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Entity or any other Person for the valid authorization, issuance and delivery of the Preferred Shares or any other Documents. The Company is not in violation of the listing requirements of its primary market and has no knowledge of any facts that would reasonably lead to delisting or suspension of the Common Stock in the foreseeable future.

      3.4 CAPITALIZATION OF THE COMPANY.

            (a) Immediately upon consummation of the First Closing, the authorized capital stock of the Company shall consist of 10,000,000 shares of the Company's Common Stock, of which 3,627,848 shares will be issued and outstanding, fully paid and nonassessable, and 600,000 shares have been reserved for grant or exercise of options under the Company's Stock Option and Incentive Plan (of which 428,799 have been granted and 30,000 of such options have been exercised).

            (b) Except as contemplated by the Documents, there are, and immediately after consummation of the Closing there will be, no (i) outstanding warrants, options, agreements, convertible securities or other commitments or instruments pursuant to which the Company is or may become obligated to issue or sell any shares of its capital stock or other securities, or (ii) preemptive or similar rights to purchase or otherwise acquire shares of the capital stock or other securities of the Company pursuant to any provision of Law, the Company's Amended and Restated Articles of Incorporation, Code of Regulations or equivalent document or any contract to which the Company, or to the best knowledge of the Company, any stockholder thereof is a party; and, except as contemplated by the Documents, there is, and, immediately after the consummation of the Closing there will be, no Lien (such as a right of first refusal, right of first offer, proxy, voting trust, voting agreement, etc.) with respect to the sale or voting of shares of capital or securities of the Company (whether outstanding or issuable).

            (c) All shares of the capital stock and other securities issued by the Company have been issued in transactions in accordance with applicable Laws governing the sale and purchase of securities.

            (d) The Company has delivered to the Purchaser a true and complete summary capitalization table of the Company as of the date hereof.

      3.5 EQUITY INVESTMENTS. The Company does not own, directly or indirectly, any capital stock, partnership interest or joint venture interest in, or any security issued by, any other Person.

      3.6 NO GENERAL SOLICITATION; INTEGRATED OFFERING.

            (a) No General Solicitation; Placement Agent's Fees. Neither the Company, nor any of its Affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Notes. The Company shall be responsible for the payment of any placement agent's fees, financial advisory fees, or brokers' commissions (other than for persons engaged by the Purchaser) relating to or arising out of the transactions contemplated hereby. The Company shall pay, and hold the Purchaser harmless against, any liability, loss or expense (including, without limitation, attorney's fees and out-of-pocket expenses) arising in connection with any such claim.

            (b) No Integrated Offering. None of the Company nor any of its Affiliates, or any Person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of any of the Securities under the Securities Act or cause this offering of the Securities to be integrated with prior offerings by the Company for purposes of the Securities Act or any applicable stockholder approval provisions, including, without limitation, under the rules and regulations of any exchange or automated quotation system on which any of the securities of the Company are listed or designated. None of the Company nor its Affiliates and any Person acting on their behalf will take any action or steps referred to in the preceding sentence that would require registration of any of the Securities under the Securities Act or cause the offering of the Securities to be integrated with other offerings.

      3.7 SEC DOCUMENTS; FINANCIAL STATEMENTS; INTERNAL ACCOUNTING.

            (a) SEC Documents; Financial Statements. The Company has delivered to the Purchaser the unaudited balance sheet of the Company as of November 30, 2004 (the "MOST RECENT BALANCE SHEET") and related unaudited consolidated statements of income and cash flow for the eight months from April 1, 2004 until November 30, 2004. Since January 1, 2004, the Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the 1934 Act (all of the foregoing filed prior to the date hereof or prior to the date of the Closing, and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the "SEC DOCUMENTS"). The Company has delivered to the Buyers or their respective representatives true, correct and complete copies of the SEC Documents not available on the EDGAR system. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or
(ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

            (b) Internal Accounting and Disclosure Controls. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset and liability accountability, (iii) access to assets or incurrence of liabilities is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any difference. The Company maintains disclosure controls and procedures (as such term is defined in Rule 15(d)-15 under the 1934
Act) that are effective in ensuring that information required to be disclosed by the Company in the reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the SEC, including, without limitation, controls and procedures designed in to ensure that information required to be disclosed by the Company in the reports that it files or submits under the 1934 Act is accumulated and communicated to the Company's management, including its principal executive officer or officers and its principal financial officer or officers, as appropriate, to allow timely decisions regarding required disclosure.

      3.8 ABSENCE OF CERTAIN CHANGES. Since April 1, 2004, the Company has operated its business in the ordinary course consistent with past practice, and the Company has not suffered any Material Adverse Change. Since April 1, 2004:(a) the Company has not sold, leased, transferred or assigned any Asset, other than inventory in the ordinary course of business, consistent with past practice;

            (b) no Person has accelerated, terminated, modified or canceled any contract (or series of related contracts) involving more than $25,000 to which the Company is a party or by which the Company is bound and, to the best knowledge of the Company, no Person has notified the Company that it intends to take any such action;

            (c) the Company has not experienced any Material damage, destruction or loss (whether or not covered by insurance) to any of its Material Assets;

            (d) the Company has not paid any dividends, made any redemptions of or distributions in respect of the capital stock of the Company;

            (e) the Company has not paid any fee, interest, dividend, royalty or any other payment of any kind to any Affiliate thereof, other than the payment to the officers and directors of the Company of their current salaries (if any);

            (f) the Company has not increased the compensation of any employee, officer or director of the Company or made any contributions to any Plan other than in the ordinary course of business;

            (g) the Company has not incurred any indebtedness or any increase in the amount payable by the Company under any credit or loan agreement to which the Company is a party;

            (h) no Person has accelerated any Funded Indebtedness and no party has made any payment in respect of Funded Indebtedness prior to the date such payment is due and payable;

            (i) the Company has not incurred any single capital expenditure in excess of $25,000 and the Company has not incurred capital expenditures in the aggregate in excess of $50,000;

            (j) no officer or key employee of the Company has resigned or has had his or her employment with the Company terminated, and the Company does not know of any impending resignation or termination of employment of any such officer or key employee;

            (k) the Company has not altered or changed its primary line of business;

            (l) the Company is not involved in any Proceeding by or against the Company as a debtor before any Governmental Entity under Title 11 of the United States Code or any other insolvency or debtors' relief act, whether state or Federal; or

            (m) the Company has not committed to do any of the foregoing.

      3.9 LIABILITIES. The Company has no liability or obligation, absolute or contingent (individually or in the aggregate), including, without limitation, any tax liability due and payable, which is not reflected on its Most Recent Balance Sheet, other than liabilities and obligations incurred after the date of the Most Recent Balance Sheet that would not be required to be reflected on financial statements prepared in accordance with GAAP. There were no "loss contingencies" (as such term is used in Statement of Financial Accounting Standards No. 5 issued by the Financial Accounting Standards Board in March
1975) that were not adequately provided for on the Most Recent Balance Sheet. Except for the transactions contemplated hereby, no event, liability, development or circumstance has occurred or exists, or is contemplated to occur, with respect to the Company or its Subsidiaries or their respective business, properties, prospects, operations or financial condition, that would be required to be disclosed by the Company under applicable securities laws on a registration statement with the SEC relating to an issuance and sale by the Company of its Common Stock and which has not been publicly announced.

      3.10 LEGAL COMPLIANCE; SARBANES-OXLEY.

            (a) The Company has materially complied with, all applicable Laws, Orders and Permits, and no Proceeding is pending or, to the best knowledge of the Company, threatened, alleging any failure to so comply. The Company has provided a list of all Material Permits under which the Company is operating or bound. The Company has furnished true and complete copies of such Permits to the Purchaser. Such Permits (a) constitute all Permits used or required in the conduct of the business of the Company as presently conducted, (b) are in full force and effect, (c) have not been violated in any Material respect and (d) are not subject to any pending or, to the best knowledge of the Company, threatened Proceeding seeking their revocation or limitation.

            (b) The Company is in compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002 that are effective as of the date hereof, and any and all applicable rules and regulations promulgated by the SEC thereunder that are effective as of the date hereof, except where such noncompliance would not have, individually or in the aggregate, a Material Adverse Effect.

      3.11 TITLE TO PROPERTIES. The Company owns good and marketable title, free and clear of all Liens (other than Permitted Liens), to all of the Assets owned by it, and the Company is not obligated under any contract, or subject to any restriction, that presently has, or has ever had, a Material Adverse Effect on the Company or in the future might be reasonably expected to have a Material Adverse Effect on the Company. The Company owns or leases under valid leases all facilities, machinery, equipment and other Assets necessary for the conduct of its business as conducted as of the date hereof.

      3.12 TAX MATTERS.

            (a) The Company in any consolidated or combined tax return (a "TAX RETURN") (i) has timely paid all Taxes required to be paid by it through the date hereof (including any Taxes shown due on any Tax Return) and (ii) has filed or caused to be filed in a timely manner (within any applicable extension periods) all Tax Returns required to be filed by it with the appropriate Governmental Entities in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns are true and complete in all Material respects. All Taxes shown to be due on each of the Tax Returns filed by the Company have been timely paid in full.

            (b) The Company represents and warrants that:

                  (i) no Liens (other than Permitted Liens) have been filed and the Company has not been notified by the Internal Revenue Service or any other taxing authority that any issues have been raised (and are currently pending) by the Internal Revenue Service or any other taxing authority in connection with any Tax Return of the Company, and no waivers of statutes of limitations have been given or requested with respect to the Company;

                  (ii) there are no pending Tax audits of any Tax Returns of the Company;

                  (iii) no unresolved deficiencies or additions to Taxes have been proposed, asserted or assessed against the Company or any member of any affiliated or combined group of which the Company was or is a member;

                  (iv) the Company has made full and adequate provision on the most recent Balance Sheet for all Material Taxes payable by it for all periods prior to the date of the Most Recent Balance Sheet;

                  (v) the Company has not made an election to be treated as a "consenting corporation" under Section 341(f) of the Code and the Company is not and has not been a "personal holding company" within the meaning of Section 542 of the Code;

                  (vi) the Company has complied in all Material respects with all applicable Laws relating to the collection or withholding of Taxes (such as sales Taxes or withholding of Taxes from the wages of employees) and the Company has not been and is not liable for any Taxes for failure to comply with such Laws;

                  (vii) the Company is not and has not been a party to any Tax sharing agreement;

                  (viii) the Company has not incurred any obligation to make (or, to the best knowledge of the Company, possibly make) any payments that (A) will be non-deductible under, or would otherwise constitute a "parachute payment" within the meaning of, Section 280G of the Code (or any corresponding provision of state, local or foreign income Tax law) or
      (B) are or may be subject to the imposition of an excise tax under Section 4999 of the Code; and

                  (ix) the Company has not agreed to and is not required to make any adjustments or changes to its accounting methods pursuant to Section 481 of the Code, and the Internal Revenue Service has not proposed any such adjustments or changes in the accounting methods of the Company.

      3.13 INTELLECTUAL PROPERTY. The Company owns or possesses adequate rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and other intellectual property rights ("INTELLECTUAL PROPERTY RIGHTS") necessary to conduct their respective businesses as now conducted. None of the Company's Intellectual Property Rights have expired or terminated, or are expected to expire or terminate within three years from the date of this Agreement. The Company does not have any knowledge of any material infringement by the Company or its Subsidiaries of Intellectual Property Rights of others. There is no claim, action or proceeding being made or brought, or to the knowledge of the Company, being threatened, against the Company or any of its Subsidiaries regarding its Intellectual Property Rights. The Company is unaware of any facts or circumstances which might give rise to any of the foregoing infringements or claims, actions or proceedings. The Company and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of their Intellectual Property Rights.

      3.14 CONTRACTS AND COMMITMENTS. The Company is not a party to any written or oral:

            (a) contract for the employment of any officer, individual employee, or other Person on a full-time, part-time, consulting or other basis;

            (b) contract relating to Funded Indebtedness or to the mortgaging, pledging or otherwise placing a Lien on any Asset or group of Assets of the Company;

            (c) contract involving the sale of the accounts receivable of the Company to any other Person at a discount;

            (d) guarantee of any obligation for borrowed money or otherwise;

            (e) contract with respect to the lending or investing of funds;

            (f) contract under which the Company is the lessee of or the holder or operator of any real or personal property owned by any other Person;

            (g) contract under which the Company is the lessor of or permits any third Person to hold or operate any real or personal property owned or controlled by the Company;

            (h) assignment, license, indemnification or agreement with respect to any form of intangible property, including, without limitation, any Intellectual Property or confidential information;

            (i) contract or group of related contracts with the same Person for the sale of assets or services which generate in excess of $250,000 in revenues in any 12-month period;

            (j) contract which prohibits the Company from freely engaging in business anywhere in the world;

            (k) contract relating to the purchase, distribution, marketing or sales of the Company's, or any other Person's products (other than purchase and sales orders entered into in the ordinary course of business consistent with past practices and the performance of which by the parties thereto is reasonably expected to be substantially completed within 30 days of the execution thereof);

            (l) contract with any Affiliate; or

            (m) any other contract Material to the business of the Company.

      The Company has performed in all Material respects all obligations required to be performed by it and is not in default under or in breach of nor in receipt of any claim of default or breach under any such contract to which it is a party or by which any of its Assets may be bound; and to the Company's knowledge no event has occurred which, with the passage of time or the giving of notice or both, would result in such a default or breach under any such contract. To the Company's knowledge, no other party to any contract to which the Company is a party or by which its Assets may be bound is in default under or in breach of such contract and no event has occurred which with the passage of time or giving of notice or both would result in a default or breach under any such contract. There has been made available to the Purchaser (i) a true and complete copy of each of the contracts listed on the Disclosure Letter, together with all amendments, waivers or other changes thereto, and (ii) a complete description of all oral contracts to which the Company is a party or by which any of its Assets may be bound.

      3.15 INSURANCE. All the insurable properties of the Company are insured for the Company's benefit in amounts and against risks that are reasonable under policies in effect and issued by insurers of recognized responsibility.

      3.16 LITIGATION. There is no Proceeding pending or, to the best knowledge of the Company, threatened by or against, or affecting the Assets of, the Company (or any of its Subsidiaries or predecessors), and the Company is not bound by any Order.

      3.17 EMPLOYEES.

            (a) The Company has complied in all respects with all Laws relating to the hiring of employees and the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, verification of employment authorization, collective bargaining and the payment of social security and other Taxes. The Company does not have knowledge of any labor relations problems being experienced by it (including, without limitation, any union organization activities, threatened or actual strikes or work stoppages or Material grievances).

            (b) The Company represents and warrants that: (i) there are no limitations on the authority of any key officer or employee to remain and be employed in the United States; (ii) the Company is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them to date or amounts required to be reimbursed to such employees and upon any termination of the employment of any such employees, (iii) there is no unfair labor practice complaint against the Company pending before the National Labor Relations Board or any other Governmental Entity, (iv) there is no labor strike, Material dispute, slowdown or stoppage actually pending or, to the best knowledge of the Company, threatened against or involving the Company, (v) no labor union currently represents the employees of the Company, and (vi) to the best knowledge of the Company, no labor union has taken any action with respect to organizing the employees of the Company. The Company is not a party to or bound by any collective bargaining agreement or union contract.

      3.18 EMPLOYEE BENEFITS. The Company has provided to the Purchaser a true and complete list of all Employee Benefit Plans (as used in this Section 3.18, the "PLANS") (i) that cover any employees of the Company (A) that are maintained, sponsored or contributed to by the Company or (B) with respect to which the Company is obligated to contribute or has any Liability or potential Liability, whether direct or indirect or (ii) with respect to which the Company has any Liability or potential Liability on account of the maintenance or sponsorship thereof or contribution thereto by any present or former ERISA Affiliate of the Company. Neither the Company nor any of its respective ERISA Affiliates are, and have never maintained or been, obligated to contribute to a Multiple Employer Plan, a Multi-Employer Plan or a Defined Benefit Pension Plan.

      3.19 ENVIRONMENT AND SAFETY. The Company has complied in all Material respects with, and is in compliance with, all Environmental and Safety Requirements, and there are no Proceedings pending or, to the best knowledge of the Company, threatened against the Company alleging any failure to so comply or involving any of its past operations or any real property currently used by the Company. The Company has not received any written or oral notice or report with respect to it or its facilities regarding any (a) actual or alleged violation of Environmental and Safety Requirements or (b) actual or potential Liability arising under Environmental Safety Requirements, including, without limitation, any investigatory, remedial or corrective obligation. The Company has not expressly assumed or undertaken any Liability of any other Person under any Environmental and Safety Requirements. The Company has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any substance, or owned or operated any real property in a manner that has given rise to Liabilities pursuant to CERCLA, SWDA or any other Environmental and Safety Requirement, including any Liability for response costs, corrective action costs, personal injury, property damage, natural resources damage or attorney fees, or any investigative, corrective or remedial obligations.

      3.20 RELATED PARTY TRANSACTIONS. Except as set forth or incorporated by reference in the Company's SB-2a (Registration No. 333) - 113925) declared effective by the SEC on October 19, 2004, none of the officers, directors or employees of the Company is presently a party to any transaction with the Company or any of its Subsidiaries (other than for ordinary course services as employees, officers or directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such officer, director or employee or, to the knowledge of the Company, any corporation, partnership, trust or other entity in which any such officer, director, or employee has a substantial interest or is an officer, director, trustee or partner. No current or former Affiliate of the Company is a guarantor or otherwise liable for any Liability (including indebtedness) of the Company.

      3.21 DIRECTORS AND OFFICERS. The Company has provided the Purchaser with a list of all of the current directors and officers of the Company, their accrued compensation through the date hereof, their current compensation levels and the dates on which they assumed their respective offices.

      3.22 OFFERING EXEMPTION. Based in part upon and assuming the accuracy of the representations of the Purchaser in Article IV, the offering, sale and issuance of the Notes have been, are, and will be, exempt from registration under the Securities Act, and such offering, sale and issuance is also exempt from registration under applicable state securities and "blue sky" laws. The Company has made all requisite filings and has taken or will take all action necessary to be taken to comply with such state securities or "blue sky" laws.

      3.23 REGISTRATION RIGHTS. Immediately following the Closing, except as contemplated by the Documents and the Disclosure Letter, no person has any right to cause the Company to effect the registration under the Securities Act of any securities (including debt securities) of the Company.

      3.24 DISCLOSURE. Neither this Agreement nor any of the Schedules, the Disclosure Letter or Exhibits hereto nor any of the Documents, when viewed separately or together, contains any untrue statement of a Material fact or omits a Material fact necessary to make the statements contained herein or therein not misleading as of the date hereof.

                                   ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

      As a material inducement to the Company to enter into and perform its obligations under this Agreement, the Purchaser represent and warrant to the Company as of the date hereof, as follows:

      4.1 AUTHORITY. The Purchaser have full power and authority to enter into and to perform this Agreement and the Documents to which it is a party in accordance with their terms and to consummate the transactions contemplated hereby and thereby. This Agreement and the Documents to which it is a party have been duly executed and delivered by the Purchaser and constitute valid and binding obligations of the Purchaser each enforceable in accordance with its respective terms. To the best of the Purchaser's knowledge, the execution and performance of the transactions contemplated by this Agreement and the Documents to which it is a party and compliance with their provisions by the Purchaser:
(a) will not violate any provision of law applicable to the Purchaser and (b) will not conflict with or result in any breach of any of the Material terms, conditions or provisions of, or constitute a default under the Purchaser's charter, by-laws, or any indenture, lease, agreement or other instrument to which the Purchaser is a party or by which it or any of its properties is bound, or any decree, judgment, order, statute, rule or regulation applicable to the Purchaser.

      4.2 EXPERIENCE. The Purchaser is an "accredited investor" within the meaning of Regulation D promulgated by the Securities and Exchange Commission under the Securities Act.

      4.3 INVESTMENT. The Purchaser has not been formed solely for the purpose of making this investment and the Purchaser is acquiring the Notes for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution of any part thereof. The Purchaser understands that the Notes and the Reserved Shares have not been registered under the Securities Act or applicable state and other securities laws by reason of a specific exemption from the registration provisions of the Securities Act and applicable state and other securities laws, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser's representations as expressed herein.

      4.4 RESIDENCY. The Purchaser's address set forth in Section 6.5 represents the true and correct state of domicile upon which the Company may rely for the purpose of complying with applicable blue sky laws.

                                   ARTICLE V
                              ADDITIONAL AGREEMENTS

      5.1 AFFIRMATIVE COVENANTS OF THE COMPANY. The Company agrees as follows:

            (a) Financial Information. The Company will deliver the following reports to the Purchaser:

                  (i) Within thirty (30) days of the end of each month: (A) monthly unaudited financial statements on a consolidating and consolidated basis and (B) within thirty (30) days of the end of each calendar year pro forma annual budgets updated monthly.

                  (ii) Within one (1) Business Day after the filing thereof with the SEC, a copy of its Annual Reports on Form 10-KSB, its Quarterly Reports on Form 10-QSB, any Current Reports on Form 8-K and any registration statements (other than on Form S-8) or amendments filed pursuant to the Securities Act,

                  (iii) On the same day as the release thereof, facsimile copies of all press releases issued by the Company or any of its Subsidiaries, and

                  (iv) copies of any notices and other information made available or given to the stockholders of the Company generally, contemporaneously with the making available or giving thereof to the stockholders.

            (b) Additional Information. So long as the Purchaser owns the Notes or at least 177,777 shares (such number of shares equaling 20% of the number of shares the Notes would convert into on the date hereof, as such number maybe adjusted for any stock split or recapitalization after the date hereof) of either Common Stock or Preferred Stock., the Company will deliver or provide to the Purchaser such other information and data, including access to books and records of the Company, as the Purchaser may from time to time reasonably request.

            (c) Rights of Inspection. So long as the Purchaser owns the Notes or at least 177,777 shares (such number of shares equaling 20% of the number of shares the Notes would convert into on the date hereof and as such number maybe adjusted for any stock split or recapitalization after the date hereof) of either Common Stock or Preferred Stock, the Purchaser shall have the right to visit and inspect any of the properties of the Company and to discuss its affairs, finances and accounts with its officers and auditors, all at such reasonable times during normal business hours and as often as may be reasonably requested.

            (d) Insurance. The Company shall maintain such other insurance with such coverages and in such amounts as shall be determined by the Board, including such insurance as the Board shall deem necessary to protect the assets of the Company.

            (e) Board Meetings; Expenses. The Company covenants to hold meetings of the Board as frequently as the Board shall determine. The Company further covenants and agrees to reimburse reasonable out-of-pocket expenses of directors incurred in connection with attending board meetings, committee meetings and work on any special project. The Company shall take all actions necessary to ensure (i) that the Purchaser shall be entitled to appoint two (2) members of the Board (each a "PURCHASER REPRESENTATIVE") and (ii) unless included by applicable law, that at least one Purchaser Representative be on each and every Board committee. To the extent membership on a Board committee is precluded, the Purchaser Representatives shall be granted observer status on any such Board committee.

            (f) Annual Meeting. The Company covenants to hold a meeting of its stockholders annually for the purpose of electing directors. In addition, at the next regularly scheduled stockholders meeting, the Company shall take all actions necessary to present for shareholder approval of an amendment to the Company's Articles of Incorporation, consistent with and substantially in the form attached hereto as Exhibit F.

            (g) Litigation. The Company, promptly upon the Chief Executive Officer becoming aware thereof, shall notify the Purchaser in writing of any actual or threatened litigation or governmental proceeding in which it is involved and which might, if determined adversely, Materially and adversely effect the Company or its business.

            (h) Compliance with Laws. The Company will comply in all Material respects with the requirements of all applicable laws, rules, regulations and orders of any Governmental Entity.

            (i) Tax. The Company will timely file any and all Tax Returns and timely pay any and all Taxes.

            (j) Merger Negotiations. The Company shall inform the Purchaser within a reasonable period of time (but in no event more than thirty (30) days thereafter) if any director, officer, employee or other agent of the Company, directly or indirectly:

                  (i) takes any action to solicit, initiate or encourage the submission of a proposal from any Person pertaining to a merger with the Company, the purchase of any of the Company's capital stock or a sale of all or substantially all of the Assets of the Company, or

                  (ii) participates in any negotiations regarding, or furnishes to any other person, entity or group any non-public information with respect to, or otherwise cooperates in any way with, or assists or participates in, facilitates, or encourages, any effort or attempt by any other person, entity or group to do or seek any of the foregoing.

                  (iii) The Company shall include in any notice required by this
      Section 5.1(j) reasonable detail regarding the identity of the offeror and the terms and conditions of the Proposal, including the proposed financing for such Proposal.

      5.2 NEGATIVE COVENANTS. Until the Notes are converted or all obligations thereunder are repaid in full, the Company will not do any of the following, without the prior written consent of the Purchaser:

            (a) Dividends. Declare or pay any dividends or make any other distributions on or with respect to any class of stock.

            (b) Business Combination. Merge or consolidate with or into any other Person, or sell, transfer or otherwise dispose of all or a material portion of its assets or properties.

            (c) Reorganization. Undertake a corporate reorganization.

            (d) Bankruptcy. Declare bankruptcy, dissolve, voluntarily liquidate or voluntarily wind up.

            (e) amend or repeal any provision of, or add any provision to, the Company's Articles of Incorporation or Code of Regulation including, but not limited to, changing the size of the Board.

            (f) create (by reclassification or otherwise) any new class or series of securities other than the Preferred Stock.

            (g) Expand the size of the Board to more than ten (10) members.

      5.3 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. All representations and warranties of the Parties hereunder shall survive the Closing and any conversion of the Notes for a period of three (3) years from the date hereof. Except as otherwise provided herein, all agreements and/or covenants contained herein shall survive until, by their respective terms, they are no longer operative.

      5.4 INDEMNIFICATION.

            (a) In addition to all rights and remedies available to the Purchaser at law or in equity, the Company shall indemnify the Purchaser and each subsequent holder of the Notes, and their respective Affiliates, stockholders, officers, directors, employees, agents, representatives, successors and permitted assigns (collectively, the "INDEMNIFIED PARTIES") and save and hold each of them harmless against and pay on behalf of or reimburse such party, as and when incurred for any loss, liability, demand, claim, action, cause of action, cost, damage, deficiency, tax, penalty, fine or expense, whether or not arising out of any claims by or on behalf of any third party, including interest, penalties, reasonable attorneys' fees and expenses and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing (collectively, "LOSSES") which any such party may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of:

                  (i) any misrepresentation or breach of a representation or warranty on the part of the Company under Article III; any misrepresentation in or omission in the Documents, the Disclosure Letter or any of the Schedules or Exhibits thereto, or any of the certificates or other documents furnished to the Purchaser by the Company and contemplated by this Agreement and the Documents;

                  (ii) any nonfulfillment or breach of any covenant or agreement on the part of the Company under the Documents; or

                  (iii) any action, demand, proceeding, investigation or claim by any third party (including, without limitation, Governmental Entities) against or affecting the Company and/or any of its Affiliates which, if successful, would give rise to or evidence the existence of or relate to a breach of (A) any of the representations or warranties at the time made or
      (B) covenants of the Company.

            (b) Notwithstanding the foregoing, and subject to the following sentence, upon judicial determination, which is final and no longer appealable, that the act or omission giving rise to the indemnification hereinabove provided resulted primarily out of or was based primarily upon the Indemnified Party's gross negligence, fraud or willful misconduct (unless such action was based upon the Indemnified Party's reliance in good faith upon any of the representations, warranties, covenants or premises made by the Company herein) by the Indemnified Party, the Company shall not be responsible for any Losses sought to be indemnified in connection therewith, and the Company shall be entitled to recover from the Indemnified Party all amounts previously paid in full or partial satisfaction of such indemnity, together with all costs and expenses of the Company reasonably incurred in effecting such recovery, if any.

            (c) All indemnification rights shall survive the execution and delivery of the Documents and the consummation of the transactions contemplated herein and therein indefinitely, regardless of any investigation, inquiry or examination made for or on behalf of, or any knowledge of any Purchaser and/or any of the other Indemnified Parties or the acceptance by any Purchaser of any certificate or opinion.

            (d) The indemnifying party agrees to reimburse any Indemnified Party upon demand for all reasonable expenses (including legal counsel fees) incurred by such Indemnified Party or any such other person in connection with investigating, preparing or defending any action or claim. The indemnity, contribution and expense reimbursement obligations that the indemnifying party has under this Section 5.4 shall be in addition to any liability that the indemnifying party may otherwise have. Each indemnifying party hereunder further agrees that the indemnification and reimbursement commitments set forth in this Agreement shall apply whether or not the Indemnified Party is a formal party to any such lawsuits, claims or other proceedings.

            (e) Any indemnification of the Purchaser or any other Indemnified Party by any indemnifying party pursuant to this Section 5.4 shall be effected by wire transfer of immediately available funds from such indemnifying party to an account designated by such Purchaser or such other Indemnified Party within 15 days after the determination thereof.

      5.5 TRANSACTION EXPENSES AND TAXES. The Company agrees to pay promptly all of the actual out-of-pocket expenses (including, but not limited to, attorneys' fees and expenses) up to $50,000 of the Purchaser arising in connection with the negotiation and execution of this Agreement and the other Documents, the related due diligence and the consummation of the transactions contemplated hereby and thereby. All sales, use, transfer, stamp (including documentary stamp taxes, if any), excise, recording, franchise and other similar Taxes or governmental charges with respect to the securities issued pursuant hereto shall be borne by the Company.

      5.6 PRE-EMPTIVE RIGHTS. Until such time as the Notes are converted and the Purchaser holds less than 222,222 (such number of shares equaling 25% of the number of shares the Notes would convert into on the date hereof, as such number may be adjusted for any stock split or recapitalization after the date hereof) shares of Common Stock or Preferred Stock:

            (a) Except in the case of Excluded Securities (as defined below), the Company shall not issue, sell or exchange, agree to issue, sell or exchange, or reserve or set aside for issuance, sale or exchange any (i) stock of any class, (ii) any other equity security of the Company, (iii) any debt security of the Company that by its terms is convertible into or exchangeable for any equity security of the Company or has any other equity feature, (iv) any security of the Company that is a combination of a debt and equity security or (v) any option, warrant or other right to subscribe for, purchase or otherwise acquire any security of the Company specified in the foregoing clauses (i) through (iv), unless in each case the Company shall have first offered to sell a portion of such securities to the Purchaser (the "OFFERED SECURITIES"), equal to the Purchaser's Proportionate Percentage at a price and on such other terms and conditions as shall have been specified by the Company in writing delivered to the Purchaser's (the "OFFER"), which Offer by its terms shall remain open and irrevocable for a period of thirty (30) days from the date it is delivered by the Company to the Purchaser.

            (b) The Company may specify in the Offer that all or a minimum amount of the Offered Securities must be sold in such offering (to the Purchasers and/or any third parties pursuant to Section 5.6(d)), in which case any Notice of Acceptance (as defined below) shall be deemed conditioned upon (i) receipt of Notices of Acceptance of all or such minimum amount, as applicable, of the Offered Securities and/or (ii) the sale of all or such minimum amount, as applicable, of the Offered Securities pursuant to Section 5.6(d).

            (c) Notice of the Purchaser's intention to accept, in whole or in part, an Offer, shall be evidenced by a writing signed by the Purchaser and delivered to the Company prior to the end of the thirty (30) day period of such Offer, setting forth such portion of the Offered Securities that the Purchaser elects to purchase (the "NOTICE OF ACCEPTANCE").

            (d) In the event that a Notice of Acceptance is not given by the Purchaser in respect of all of the Offered Securities, the Company shall have ninety (90) days from the expiration of the foregoing thirty (30) day period to sell all or any part of the Offered Securities as to which a Notice of Acceptance was not given by the Purchaser (the "REFUSED SECURITIES") to any other Person(s), but only upon terms and conditions that in all material respects (including, without limitation, unit price and interest rates) are no more favorable to such other

Person(s) and no less favorable to the Company than those set forth in the Offer. Upon the closing, which shall include full payment to the Company, of the sale to such other Person(s) of all of the Refused Securities, the Purchaser shall purchase from the Company, and the Company shall sell to the Purchaser, the Offered Securities in respect of which a Notice of Acceptance was delivered to the Company by the Purchaser, at the terms specified in the Offer.

            (e) In each case, any Offered Securities not purchased by the Purchaser or any other Person(s) in accordance with Section 5.6(d) may not be sold or otherwise disposed of until they are again offered to the Purchaser under the procedures specified in this Section 5.6.

            (f) The rights of the Purchaser under this Section 5.6 shall not apply to the following securities (the "EXCLUDED SECURITIES"):

                  (i) (A) up to 600,000 shares (as adjusted equitably for stock dividends, stock splits, combinations and the like) of Common Stock issuable upon exercise of stock options granted to directors, officers or employees of the Company or its subsidiaries pursuant to and in accordance with a stock option plan or agreement duly authorized by the Board, and
      (B) shares of Common Stock issued upon conversion of shares of Preferred Stock, including in the case of both (A) and (B), any additional shares of Common Stock as may be issued by virtue of antidilution provisions, if any, applicable to such options or shares, as the case may be;

                  (ii) Stock issued as a part of a recapitalization or as a stock dividend or upon any stock split or other subdivision or combination of shares of Stock;

                  (iii) shares of Common Stock issued in connection with certain strategic transactions or acquisitions approved in advance by a majority of the Board (which majority shall include the Purchaser Representatives); and

                  (iv) Common Stock issued upon conversion of convertible securities outstanding on the date of this Agreement and set forth on the Disclosure Letter.

                                   ARTICLE VI
                                  MISCELLANEOUS

      6.1 NO THIRD PARTY BENEFICIARIES. Except as expressly provided herein, this Agreement shall not confer any rights or remedies upon any Person other than the parties and their respective successors and permitted assigns, personal representatives, heirs and estates, as the case may be.

      6.2 ENTIRE AGREEMENT. This Agreement and the other Documents constitute the entire agreement among the parties and supersede any prior understandings, agreements or representations by or among the parties, written or oral, that may have related in any way to the subject matter of any Document including, without limitation, any letter of intent dated as of or prior to the date hereof, between the Company and the Purchaser.

      6.3 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided, however, that the Purchaser may assign, hypothecate or pledge any of its rights under any of the Documents to (a) any Affiliate of the Purchaser, (b) any Person who shall acquire substantially all of the assets of the Purchaser or a majority in voting power of the capital stock of the Purchaser (whether pursuant to a merger, consolidation, stock sale or otherwise), (c) any lender of the Purchaser (or any agent therefor) for security purposes and the assignment thereof by any such lender or agent to any Purchaser in connection with the exercise by any such lender or agent of all of its rights and remedies as a secured creditor with respect thereto, and (d) any Person to whom the Purchaser shall transfer any Common Shares, or if applicable, Preferred Shares in accordance with the terms of the Documents.

      6.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile.

      6.5 NOTICES. All notices, requests, demands, claims, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, telecopied, sent by nationally recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

            If to the Company:

                  Kahiki Foods, Inc.
                  1100 Morrison Road
                  Gahanna, Ohio  43230
                  Telephone: (614) 322-3180
                  Facsimile: (614) 322-3199
                  Attention: Michael Tsao

            with a copy to:

                  Carlile Patchen & Murphy LLP
                  366 East Road Street
                  Columbus, Ohio  43215
                  Telephone: (614) 628-0801
                  Facsimile: (614) 221-0216
                  Attention: Andrew J. Federico, Esq.

            If to the Purchaser:

                  Townsends, Inc.
                  919 North Market Street

                  Suite 420
                  Wilmington, Delaware 19801
                  Telephone: (302) 777-6650
                  Facsimile: (302) 777-6660
                  Attention: David Burton

            with a copy to:

                  Hogan & Hartson L.L.P
                  Columbia Square
                  555 Thirteenth Street, N.W.
                  Washington, D.C.  20004-1109
                  Telephone: (202) 637-5600
                  Facsimile: (202) 637-5910
                  Attention: James A. Hutchinson, Esq.

      All such notices and other communications shall be deemed to have been given and received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of delivery by telecopy, on the date of such delivery,
(c) in the case of delivery by nationally recognized overnight courier, on the third business day following dispatch and (d) in the case of mailing, on the seventh business day following such mailing.

      6.6 GOVERNING LAW. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE, OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF DELAWARE WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION'S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

      6.7 AMENDMENTS AND WAIVERS; PURCHASER CONSENT. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Company and the Purchaser. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

      6.8 CERTAIN DEFINITIONS.

            "AFFILIATE" means, with respect to any Person, any of (a) a director, officer or stockholder holding 5% or more of the capital stock (on a fully diluted basis) of such Person, (b) a spouse, parent, sibling or descendant of such Person (or a spouse, parent, sibling or descendant of any director or officer of such Person) and (c) any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person. The term "control" includes, without limitation, the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

            "ASSETS" means, with respect to any Person, all of the assets, rights, intellectual property, interests and other properties, real, personal and mixed, tangible and intangible, owned by such Person.

            "BOARD" shall mean the Board of Directors of the Company.

            "BARRON INVESTMENT DOCUMENTS" means that certain Stock Purchase Agreement and Registration Rights Agreement (and any exhibits and schedules thereto) dated February 27, 2004, as amended, by and among Barron Partners LLP, the Company and the other parties thereto.

            "CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, and the rules and regulations promulgated thereunder.

            "CLOSING" means either or both of the First Closing and the Second Closing.

            "CODE" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

            "DEFINED BENEFIT PENSION PLAN" means shall have the meaning set forth in Section 3(35) of ERISA.

            "DISCLOSURE LETTER" means that certain Letter referenced in Section 2.1(a)(xi).

            "DOCUMENTS" means this Agreement, the Registration Rights Agreement, the Supply Agreement, the Co-Pack Agreement and, if adopted, the Certificate of Designation.

            "EMPLOYEE BENEFIT PLAN" means any (a) "employee pension benefit plan" and "employee benefit plans," as defined in Section 3(2) and (3) of ERISA and any Multiple Employer Plans or Multi-Employer Plans, (b) Employee Welfare Benefit Plan, or (c) employee benefit, fringe benefit, compensation, incentive, bonus or other plan, program or arrangement, whether or not subject to ERISA and whether or not funded.

            "EMPLOYEE WELFARE BENEFIT PLAN" shall have the meaning set forth in
Section 3(1) of ERISA.

            "ENVIRONMENTAL AND SAFETY REQUIREMENTS" means all Laws, Orders, contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including, without limitation, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, including, but not limited to, the SWDA, the Clean Air Act, as amended, 42 U.S.C. Sections 7401 et seq., the Federal Water Pollution Control Act, as amended, 33 U.S.C. Sections 1251 et seq., the Emergency Planning and Community Right-to-Know Act, as amended, 42 U.S.C. Sections 11001 et seq., CERCLA, the Hazardous Materials Transportation Uniform Safety Act, as amended, 49 U.S.C. Sections 5101 et seq., the Occupational Safety and Health Act of 1970, as amended, and the rules and regulations promulgated thereunder.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

            "ERISA AFFILIATES" means, with respect to any Person, any other Person that is a member of a "controlled group of corporations" with, or is under "common control" with, or is a member of the same "affiliated service group" with such Person as defined in Section 414(b), 414(c), or 414(m) or 414(o) of the Code.

            "FIRST CLOSING NOTE" shall have the meaning set forth in Section 2.1(a).

            "FUNDED INDEBTEDNESS" means the aggregate amount (including the current portions thereof) of all (i) indebtedness of the Company for money borrowed from others and purchase money indebtedness (other than accounts payable in the ordinary course); (ii) indebtedness of the type described in clause (i) above guaranteed, directly or indirectly, in any manner by the Company or any Subsidiary thereof, or in effect guaranteed, directly or indirectly, in any manner by the Company or any Subsidiary thereof, through an agreement, contingent or otherwise, to supply funds to, or in any other manner invest in, the debtor, or to purchase indebtedness, or to purchase and pay for property if not delivered or pay for services if not performed, primarily for the purpose of enabling the debtor to make payment of the indebtedness or to assure the owners of the indebtedness against loss, but excluding endorsements of checks and other instruments in the ordinary course; (iii) indebtedness of the type described in clause (i) above secured by the Company upon property owned by the Company or any Subsidiary thereof, even though a Lien has not in any manner become liable for the payment of such indebtedness; (iv) obligations of the Company under any lease of any property (whether real, personal or mixed) by the Company which would, in accordance with GAAP, be required to be accounted for as a capital lease on the balance sheet of the Company; (v) interest expense accrued but unpaid, and all prepayment premiums, on or relating to any of such indebtedness; and (vi) any indebtedness of the Company to any Affiliate thereof (other than the Company and its Subsidiaries).

            "GAAP" means United States Generally Accepted Accounting Principles, consistently applied.

            "GOVERNMENTAL ENTITY" means any court, administrative agency, tribunal, department, bureau or commission or other governmental authority or instrumentality, domestic or foreign, Federal, state or local.

            "INTELLECTUAL PROPERTY" means all industrial and intellectual property, including, without limitation, (i) patents, patent applications, patent rights, trademarks, trademark applications, trade names, service marks, copyrights, copyright applications, moral rights, know-how, certificates of public convenience and necessity, franchises, licenses, proprietary processes and formulae, layouts, processes, inventions and improvements thereto, domain names, technical data, trade secrets, computer software, designs, drawings, specifications, customer and supplier lists, business and marketing plans proposals and all rights and filings with respect to the foregoing, and all renewals thereof, and (ii) all proprietary rights pertaining to any product or service manufactured, sold, distributed or marketed, or used, employed or exploited in the development, manufacture, license, sale, distribution, marketing or maintenance thereof, and all documentation and media constituting, describing or relating to the foregoing; provided, however, that the term "Intellectual Property" does not include "off-the-shelf" or "shrinkwrap" software products or any software product that is of an "open source" nature.

            "LAW" means any constitution, law, statute, treaty, rule, directive, requirement or regulation or Order of any Governmental Entity.

            "LIABILITY" means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless of when asserted.

            "LIEN" means any security interest, pledge, bailment (in the nature of a pledge or for purposes of security), mortgage, deed of trust, the grant of a power to confess judgment, conditional sale or title retention agreement (including any lease in the nature thereof), charge, encumbrance, easement, reservation, restriction, cloud, right of first refusal or first offer, option, or other similar arrangement or interest in real or personal property.

            "MATERIAL", "MATERIAL ADVERSE CHANGE" and "MATERIAL ADVERSE EFFECT" shall mean the occurrence of any single event, or any series of related events, or set of related circumstances, which proximately causes an actual, direct economic loss to the Company, taken as a whole, in excess of $10,000 per occurrence or $25,000 in the aggregate.

            "MOST RECENT BALANCE SHEET" shall have the meaning set forth in
Section 3.7 of this Agreement.

            "MULTI-EMPLOYER PLAN" shall have the meaning set forth in Section 3(37) of ERISA.

            "MULTIPLE EMPLOYER PLAN" shall have the meaning set forth in Section 413 of the Code.

            "ORDERS" means judgments, writs, decrees, injunctions, orders, compliance agreements or settlement agreements of or with any Governmental Entity or arbitrator.

            "PERMITS" means all permits, licenses, authorizations, registrations, franchises, approvals, consents, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Entities.

            "PERMITTED LIENS" means (i) Liens for Taxes not yet due and payable or being contested in good faith by appropriate proceedings and for which there are adequate reserves on the books of such Person, (ii) workers or unemployment compensation liens arising in the ordinary course of business; (iii) mechanic's, materialman's, supplier's, vendor's or similar liens arising in the ordinary course of business securing amounts that are not delinquent or past due; and
(iv) zoning ordinances, easements and other restrictions of legal record affecting real property which would be revealed by a survey and would not, individually or in the aggregate, Materially interfere with the value or usefulness of such real property to the business.

            "PERSON" shall be construed broadly and shall include an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity (or any department, agency, or political subdivision thereof).

            "PROCEEDING" means any action, suit, proceeding, complaint, charge, hearing, inquiry or investigation before or by a Governmental Entity or an arbitrator.

            "PROPORTIONATE PERCENTAGE" means the pro rata percentage of the number of shares of equity securities being offered pursuant to Section 5.1(l) that the Purchaser shall be entitled to purchase, which pro rata percentage, shall be the percentage figure which expresses the ratio, on a Common Stock equivalent basis, between the number of shares of Common Stock (assuming conversion of all Notes) owned by the Purchaser and the aggregate number of shares of Common Stock outstanding at the date of determination.

            "RESERVED SHARES" means (i) the Common Stock issued or issuable upon conversion of the Notes, (ii) the Preferred Stock issued or issuable upon conversion of the Notes and (iii) any Common Stock issued or issuable with respect to the securities referred to in clause (i) or (ii) above by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. As to any particular shares of Reserved Shares, such shares shall cease to be Reserved Shares when they have been (a) effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them, (b) distributed to the public through a broker, dealer or market maker pursuant to Rule 144 under the Securities Act (or any similar provision then in force) or
(c) repurchased by the Company or any Subsidiary.

            "SECOND CLOSING NOTE" means that Note issued upon the Second
Closing.

            "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

            "SUBSIDIARY" means any corporation, partnership, limited liability company or other business entity with respect to which the Company (or any Subsidiary thereof) has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

            "SWDA" means the Solid Waste Disposal Act, as amended, and the rules and regulations promulgated thereunder.

            "TAX" as used in this Agreement, means any of the Taxes, and "Taxes" means, with respect to any Person, (a) all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, alternative or add-on minimum taxes, customs duties and other taxes, fees, assessments or charges of any kind whatsoever, together with all interest and penalties, additions to tax and other additional amounts imposed by any taxing authority (domestic or foreign) on such Person (if any) and (b) any liability for the payment of any amount of the type described in the clause (a) above as a result of being a "transferee" (within the meaning of Section 6901 of the Code or any other applicable Law) of another entity or a member of an affiliated or combined group.

            "TRANCHE B INVESTMENT GOALS" means those goals attached hereto as Exhibit E.

      6.9 INCORPORATION OF SCHEDULES AND EXHIBITS. The Schedules, Disclosure Letter and Exhibits identified in this Agreement are incorporated herein by reference and made a part hereof.

      6.10 CONSTRUCTION. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

      6.11 INTERPRETATION. Accounting terms used but not otherwise defined herein shall have the meanings given to them under GAAP. As used in this Agreement (including all Schedules, the Disclosure Letter, Exhibits and amendments hereto), the masculine, feminine and neuter gender and the singular or plural number shall be deemed to include the others whenever the context so requires. References to Articles and Sections refer to articles and sections of this Agreement. Similarly, references to Schedules and Exhibits refer to schedules and exhibits, respectively, attached to this Agreement. Unless the content requires otherwise, words such as "hereby," "herein," "hereinafter," "hereof," "hereto," "hereunder" and words of like import refer to this Agreement. The article and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

      6.12 INDEPENDENCE OF COVENANTS AND REPRESENTATIONS AND WARRANTIES. All covenants hereunder shall be given independent effect so that if a certain action or condition constitutes a default under a certain covenant, the fact that such action or condition is permitted by another covenant shall not affect the occurrence of such default, unless expressly permitted under an exception to such initial covenant. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness or the breach of a representation and warranty hereunder.

      6.13 REMEDIES. The Parties shall each have and retain all other rights and remedies existing in their favor at Law or equity, including, without limitation, any actions for specific performance and/or injunctive or other equitable relief (including, without limitation, the remedy of rescission) to enforce or prevent any violations of the provisions of this Agreement. Without limiting the generality of the foregoing, the Company hereby agrees that in the event the Company fails to convey any number of Preferred Shares or Reserved Shares, as the case may be, to the Purchaser in accordance with the provisions of this Agreement, the Purchaser' remedy at law may be inadequate. In such event, the Purchaser shall have the right, in addition to all other rights and remedies it may have, to specific performance of the obligations of the Company to convey such number of Preferred Shares or Reserved Shares, as the case may be.

      6.14 SEVERABILITY; SURVIVAL. It is the desire and intent of the Parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. This Agreement shall survive any conversion of the Notes.

      6.15 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER DOCUMENT.

                      [THIS SPACE INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, the Parties have executed this Note Purchase Agreement as of the date first above written.

                                             COMPANY:

                                             KAHIKI FOODS, INC.

                                             By: /S/ Michael Tsao
                                                 ----------------------------
                                                 Michael Tsao
                                                 Chief Executive Officer

                                             PURCHASER:

                                             TOWNSENDS, INC.

                                             By: /S/ David Burton
                                                 ----------------------------
                                                 David Burton
                                                 Vice President

          DESIGNATION, POWERS, RIGHTS, PREFERENCES, QUALIFICATIONS, AND
                                   LIMITATIONS
                                       OF
                                    SERIES A
                                 PREFERRED STOCK



         At the next annual meeting of the shareholders of Kahiki Foods, Inc. held after December __, 2004 (the "Closing Date"), Kahiki Foods shall adopt an amendment to its Articles of Incorporation containing substantially the following provisions:

1. Designation

         Of the 10,000,000 shares of capital stockauthorized to be issued by the Kahiki Foods, Inc., an Ohio corporation (the "CORPORATION"), 9,000,000 SHALL BE DESIGNATED COMMON STOCK WITH NO PAR VALUE AND 1,000,000 SHALL be designated as Series A Convertible Preferred Stock, $0.01 par value. The Series A Convertible Preferred Stock (the "SERIES A PREFERRED STOCK") shall rank senior to all other classes of the Corporation's capital stock, including the Corporation's Common Stock (the "COMMON STOCK") and all other classes of preferred stock (collectively, the "JUNIOR STOCK") with respect to liquidation and dividend rights. The Series A Preferred Stock shall have the powers, rights, preferences, qualifications, and limitations set forth herein in this certificate (the "CERTIFICATE OF DESIGNATION").

2. Dividends

         The holders of record of Series A Preferred Stock shall be each entitled to receive, when and as declared by the Board of Directors out of funds legally available therefor, cumulative dividends, compounding annually, at an annual rate equal to $0.1125 per share, respectively, adjusted for any combinations, consolidations, subdivisions, or stock splits with respect to such shares (the "PREFERRED A DIVIDEND PREFERENCE"), payable annually on December 1 of each year (or the next business day thereafter) when and as declared by the Board of Directors, in preference and priority to any payment of any dividend on any shares of Junior Stock (other than those payable solely in Common Stock). The Preferred A Dividend Preference may be payable in-cash or in additional shares of Series A Preferred Stock at the option of the Board of Directors. If an "EVENT OF NONCOMPLIANCE" (as defined in Section 6 below) occurs, then the Preferred A Dividend Preference shall be increased as provided for in Section 6. No dividend shall be paid on or declared and set apart with respect to the Common Stock or any other class of Junior Stock unless and until cumulative dividends on the Series A Preferred Stock shall have been paid or declared as set forth herein and set apart during that fiscal year and any prior year in which dividends were not paid. Notwithstanding the foregoing, if during any fiscal year of the Corporation, the Corporation pays dividends (cash or otherwise) to the holders of the Corporation's Common Stock, then the holders of record of the Series A Preferred Stock shall also be entitled to receive dividends in an amount equal to the amount of any dividend declared payable with respect to each share of Common Stock multiplied by the number of shares of Common Stock into which each share of Series A Preferred Stock is convertible pursuant to Section 5 hereof, as of the record date for the determination of holders of Common Stock and Series A Preferred Stock entitled to receive such dividend. No dividend shall be declared or paid with respect to the Common Stock unless such a dividend is declared and paid with respect to the Series A Preferred Stock (as provided above). The record dates with respect to the payment of dividends with respect to the Series A Preferred Stock arising from such dividends paid on the Common Stock shall be the same as the record dates with respect to the payment of dividends with respect to the Common Stock. The right to such dividends shall be cumulative as to the Series A Preferred Stock.

3. Liquidation, Dissolution, or Winding Up

         In the event of a "LIQUIDATION EVENT" (as defined below), each holder of Series A Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to holders of the Corporation's capital stock, before any payment or declaration and setting apart for payment of any amount shall be made in respect of the Corporation's Junior Stock, an amount equal to the greater of (a) if the Liquidation Event occurs (i) prior to December __, 2006, $3.375 per share, respectively (as adjusted to reflect any share split, combination, reclassification, or similar event involving the Series A Preferred Stock), plus all accrued but unpaid dividends thereon (whether or not declared), up to and including the date when full payment shall be tendered to the holders of the Series A Preferred Stock with respect to such Liquidation Event or (ii) on or after December __, 2006, $4.50 per share, respectively (as adjusted to reflect any share split, combination, reclassification, or similar event involving the Series A Preferred Stock), plus all accrued but unpaid dividends thereon (whether or not declared), up to and including the date when full payment shall be tendered to the holders of the Series A Preferred Stock with respect to such Liquidation Event (either (i) or
(ii), the "LIQUIDATION PREFERENCE") and (b) the amount per share that the holders of Series A Preferred Stock would have been entitled to receive if each share of Series A Preferred Stock held by such holders had been converted into Common Stock, pursuant to Section 5 hereof, immediately prior to the Liquidation Event. If the assets of the Corporation shall be insufficient to permit the payment in full to the holders of the Series A Preferred Stock of the Liquidation Preference, then the entire assets of the Corporation available for such distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the Liquidation Preference that each such holder is otherwise entitled to receive based upon the aggregate Liquidation Preference of the Series A Preferred Stock held by each such holder and the aggregate Liquidation Preference of all Series A Preferred Stock. After such payment shall have been made in full to the holders of the Series A Preferred Stock or funds necessary for such payment shall have been set aside by the Corporation in trust for the account of holders of the Series A Preferred Stock so as to be available for such payment, distributions may be made on the Junior Stock. For purposes of this Section 3, a "LIQUIDATION EVENT" of this Corporation shall be deemed to be occasioned by, or to include, by means of any transaction or series of related transactions, any of the following: (A) any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary;
(B) the acquisition of the stock of the Corporation by another entity or person (including, without limitation, any reorganization, merger, or consolidation but, excluding any merger effected exclusively for the purpose of changing the domicile of the Corporation), unless the Corporation's stockholders of record, as constituted immediately prior to such acquisition will, immediately after such acquisition (by virtue of securities issued or sold as consideration for the Corporation's acquisition or otherwise), hold at least 50% of the voting power of the surviving or acquiring entity; (C) the sale of all or substantially all of the assets of the Corporation, unless the Corporation's stockholders of record, as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for the Corporation's acquisition or sale or otherwise), hold at least 50% of the voting power of the surviving or acquiring entity; or (D) the Corporation's making an assignment for the benefit of creditors or commencing any bankruptcy, dissolution, termination of corporate existence, or any similar action. Notwithstanding the foregoing, the holders of at least fifty-one percent (51%) of the outstanding Series A Preferred Stock voting together as a single class (based on the number of shares held by the holders on an as-converted to Common Stock basis) (the "CONVERTIBLE PREFERRED MAJORITY"), may waive any Liquidation Event for purposes of the distributions set forth in this Section 3.

4. Voting Rights

         (a) Except as otherwise expressly required by law, each holder of Series A Preferred Stock shall be entitled to vote on all matters submitted to a vote of the holders of Common Stock and shall be entitled to that number of votes equal to the maximum whole number of Common Stock into which such holder's Series A Preferred Stock, as applicable, is convertible pursuant to the provisions of Section 5 on the record date for the determination of stockholders entitled to vote on such matter or, if no record date is established, on the date such vote is taken or any written consent of stockholders is first executed. Except as otherwise expressly provided below in this Section 4 or as required by law and except for the voting rights of the holders of the Series A Preferred Stock to elect a director of the Corporation pursuant to the Voting Agreement dated as of the Closing Date, the holders of Series A Preferred Stock and Common Stock shall vote together as a single class on all matters, and neither the Common Stock nor any of the Series A Preferred Stock shall be entitled to vote as a separate class on any matter to be voted on by stockholders of the Corporation.

         (b) The Corporation shall not take any of the following actions without the affirmative vote (in writing or at a meeting of holders of Series A Preferred Stock) of the holders of at least the Convertible Preferred Majority:

                  (i) The Corporation shall not amend, alter, waive, or repeal the preferences, privileges, special rights, or other powers of the Series A Preferred Stock, as set forth herein;

                  (ii) The Corporation shall not increase or decrease (other than by conversion in accordance with this Certificate of Designation) the authorized number of shares of Series A Preferred Stock;

                  (iii) The Corporation shall not amend, waive or repeal any provisions of or add any provision to, the Corporation's Amended and Restated Articles of Incorporation or Code of Regulations;

                  (iv) declare or pay any dividend or other distribution upon any class of the Junior Stock;

                  (v) authorize or designate, whether by reclassification or otherwise, any new class or series of shares or any other securities convertible into equity securities of the Corporation that has rights, preferences, or privileges senior to or pari passu with the Series A Preferred Stock; or

                  (vi) increase the size of the Corporation's Board of Directors.

         (c) Notwithstanding the provisions of paragraph (b) above, the actions of the Corporation specified therein shall not require the separate affirmative vote of Convertible Preferred Majority, if less than twenty-five percent (25%) of the aggregate number of shares of Series A Preferred Stock theretofore issued by the Corporation are at the time outstanding.

5. Conversion

         (a) Optional Conversion.

                  (i) Each holder of the Series A Preferred Stock may at any time, upon surrender of the certificates therefor, convert all or any portion of his or its Series A Preferred Stock into fully paid and nonassessable Common Stock of the Corporation, at the Series A Conversion Price set forth below, plus declared and unpaid dividends thereon.

                  (ii) Before any holder of Series A Preferred Stock shall be entitled to convert the same into full shares of Common Stock, such holder shall surrender the certificate or certificates therefor, endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing, at the office of the Corporation or of any transfer agent for the Series A Preferred Stock, and shall give written notice to the Corporation at its office that the holder elects to convert the same and shall state therein the holder's name or the names of the nominees in which the holder wishes the certificate or certificates for shares of Common Stock to be issued. As soon as practicable thereafter, the Corporation shall issue and deliver at its office to the holder of the Series A Preferred Stock, or to the holders nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled as aforesaid, together with cash in lieu of any fraction of a share. A conversion shall be deemed to have been made immediately prior to the close of business on the date of the surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of the shares of Common Stock at the close of business on that date. From and after that date, all rights of the holder with respect to the Series A Preferred Stock so converted shall terminate, except only the right of the holder to receive certificates for the number of shares of Common Stock issuable-upon conversion thereof and cash for fractional shares. No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then-effective Conversion Price.

         (b) Automatic Conversion.

                  (i) All outstanding Series A Preferred Stock shall be (1) converted automatically and without the need for any action by the holders thereof, at the conversion ratio set forth below, plus declared and unpaid dividends thereon, into fully paid and nonassessable shares of Common Stock immediately upon and simultaneously with the achievement of the "MINIMUM COMMON PRICE" (as defined below) at any time after December __, 2005 or (2) converted automatically upon the affirmative vote of at least the Convertible Preferred Majority. The "MINIMUM COMMON PRICE" shall mean that the closing price of the Corporation's Common Stock (exclusive of any trades by the Corporation's officers, directors or five percent or greater stockholders) on any trading exchange or market for which shares of Common Stock of the Corporation are then primarily traded or sold, equals or exceeds $5.00 per share (adjusted for any combinations, consolidations, subdivisions, or stock splits with respect to such shares) for at least 180 consecutive trading days.

                  (ii) All holders of record of shares of Series A Preferred Stock will be given written notice of the date of any automatic conversion referenced in this Section 5(b). That notice will be sent by mail, first class, postage prepaid, to each record holder of Series A Preferred Stock at each holder's address appearing on the stock register. Promptly after receiving the notice, each holder of shares of Series A Preferred Stock shall surrender the holder's certificate or certificates for all affected shares to the Corporation at the place designated in the notice, and thereafter shall receive certificates for the number of shares of Common Stock or other securities to which the holder is entitled. Upon the date of any automatic conversion, all rights with respect to the Series A Preferred Stock will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of shares of Common Stock or other securities into which their Series A Preferred Stock has been converted and cash for fractional shares. From and after the date of the automatic conversion, all certificates evidencing shares of Series A Preferred Stock automatically converted in accordance with these provisions shall be deemed to have been retired and canceled and the shares of Series A Preferred Stock represented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender his, her or its certificates. As soon as practicable after the date of any automatic conversion and the surrender of the certificate or certificates for Series A Preferred Stock as aforesaid, the Corporation shall cause to be issued and delivered to the holder, or to the holder's written order, a certificate or certificates for the number of full shares of Common Stock or other securities issuable on the conversion in accordance with the provisions hereof and cash as provided herein in respect of any fraction of a share of Common Stock otherwise issuable upon the conversion. No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then-effective Conversion Price.

         (c) Conversion Ratio. Subject to adjustment in the event of certain capital transactions including, without limitation, stock splits, stock dividends, recapitalization and reorganizations, each share of the Series A Preferred Stock may be converted into such number of shares of Common Stock as is obtained by dividing $2.25 by the initial conversion price of $2.25 per share or, in case any adjustment of such conversion price has taken place pursuant to the provisions of this Section 5, by the conversion price as last adjusted and in effect on the date any shares of Series A Preferred Stock are surrendered for conversion (such conversion price, or such conversion price as last adjusted, being referred to herein as the "SERIES A CONVERSION PRICE").

         (d) Adjustments. The Series A Conversion Price at which the Series A Preferred Stock may or shall be converted into Common Stock shall be subject to adjustment from time to time in certain cases as follows:

                  (i) In case the Corporation shall (A) pay a dividend on its Common Stock in shares of its capital stock, (B) subdivide its outstanding Common Stock, (C) combine its outstanding Common Stock into a smaller number of shares, or (D) issue in any recapitalization, reorganization or reclassification of its Common Stock (including any such reclassification in connection with a consolidation or merger in which the Corporation is the continuing corporation) any shares of its capital stock, the Conversion Price in effect immediately prior thereto shall be adjusted proportionately so that the holder of any Series A Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number and kind of shares of capital stock of the Corporation which such holder would have owed or have been entitled to receive after the happening of such event, had such Series A Preferred Stock been converted immediately prior to the happening of such event. Such adjustment shall be made whenever any of such events shall occur. An adjustment made pursuant to this paragraph (i) shall become effective, retroactively to the record date, immediately after the payment date in the case of a stock dividend and shall become effective immediately after the effective date in the case of a subdivision, combination, recapitalization, reorganization, or reclassification.

                  (ii) In the event that, at any time, as a result of an adjustment made pursuant to paragraph (i) above, the holder of any Series A Preferred Stock thereafter surrendered for conversion shall become entitled to receive any shares of capital stock of the Corporation other than its Common Stock, thereafter the number of such other shares so receivable upon conversion shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in paragraph (i) above.

                  (iii) Whenever the amount of Common Stock or other securities deliverable upon the conversion of the Series A Preferred Stock shall be adjusted pursuant to the provisions hereof, the Corporation shall forthwith file, at its principal office and with any transfer agent or agents for the Series A and for Common Stock, and with any stock exchange on which such Series A or Common Stock are listed, a statement, signed by its President or one of its Vice Presidents or its Secretary or Treasurer, stating the adjusted number of its Common Stock or other securities deliverable per share of Series A Preferred Stock, upon conversion thereof calculated to the nearest share and setting forth in reasonable detail the method of calculation and the facts requiring such adjustment and upon which such calculation is based, and shall give notice thereof by mail, postage prepaid, to the holders of record of the Series A Preferred Stock, as applicable. Each adjustment shall remain in effect until a subsequent adjustment hereunder is required.

                  (iv) At all times, the Corporation shall reserve and keep available unto its authorized but unissued Common Stock the full number of shares of Common Stock deliverable upon the conversion of all the then-outstanding Series A Preferred Stock and shall take all such action and obtain all such permits or orders as may be necessary to enable the Corporation lawfully to issue such Common Stock upon the conversion of such Series A Preferred Stock.

                  (v) No fractional Common Stock shall be issued upon a conversion of the Series A Preferred Stock. If any fractional interest in a Common Stock share would be deliverable upon the conversion of any Series A Preferred Stock, the Corporation shall round such fractional interest to the nearest whole share, in lieu of delivering the fractional share therefor.

         (e) Adjustment of Conversion Price Upon Issuance of Common Stock.

                  (i) Mechanics of Adjustment. Except as provided in Subsection 5(e)(vii), if and whenever the Corporation shall issue or sell, or under any of Subsections 5(e)(ii) through 5(e)(vi) is deemed to have issued or sold, any shares of its Common Stock without consideration or for a consideration per share less than the Series A Conversion Price for the shares of its Series A Preferred Stock in effect immediately prior to the time of such issuance or sale (the "DILUTIVE PRICE"), then such Series A Conversion Price at such time shall be reduced to an amount (calculated to the sixth decimal point) equal to (x) the Dilutive Price if such issuance or sale occurs on or prior to December __, 2006 and (y) if such issuance or sale occurs after December __, 2006, the price determined by dividing (1) an amount equal to the sum of (A) the number of shares of Common Stock outstanding immediately prior to such issuance or sale (including as outstanding all Common Stock issuable upon conversion of outstanding Preferred Stock and all Common Stock issuable upon the exercise of Options or the conversion of Convertible Securities, as such terms are defined in Subsection 5(e)(ii)), multiplied by such Conversion Price at such time and (B) the consideration, if any, received and/or receivable by the Corporation in connection with such issuance or sale, by (2) the total number of shares of Common Stock outstanding immediately after such issuance or sale, including as outstanding all

         Common Stock issuable upon conversion of outstanding Preferred Stock and all Common Stock issuable upon the exercise of Options or the conversion of Convertible Securities. The Dilutive Price shall be determined by the consideration, if any, received and/or receivable by the Corporation in connection with such dilutive issuance or sale as determined by the Board of Directors in good faith.

                  (ii) Issuance of Rights or Options. Except as provided in Subsection 5(e)(vii), in case at any time the Corporation shall in any manner grant (whether directly or by assumption in a merger or otherwise) any rights to subscribe for or to purchase, or any options for the purchase of, shares of Common Stock or any stock or securities convertible into or exchangeable for Common Stock (such rights or options being hereinafter referred to as "OPTIONS" and such Convertible or exchangeable stock or securities being hereinafter referred to as "CONVERTIBLE SECURITIES"), whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which a share of Common Stock is issuable upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities (determined by dividing (A) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the aggregate amount of additional consideration payable to the Corporation upon the exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the aggregate amount of additional consideration, if any, payable upon the issuance or sale of such Convertible Securities and upon the conversion or exchange thereof, by
         (B) the maximum number of shares of Common Stock issuable upon the full exercise of such Option or upon the full conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than such Series A Conversion Price, as applicable, in effect immediately prior to the time of the granting of such Options, then the maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of the maximum number of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued for such price per share as of the date such Options were granted and thereafter shall be deemed to be outstanding. Except as otherwise provided in Subsection 5(e)(iv), no adjustment of such Series A Conversion Price, as applicable, shall be made upon the actual issuance of such Common Stock or of such Convertible Securities upon exercise of such Options or upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities if an appropriate adjustment was previously made pursuant to this Subsection 5(e)(ii) upon the issuance of such Options.

                  (iii) Issuance of Convertible Securities. Except as provided in Subsection 5(e)(vii), in case the Corporation shall in any manner issue (whether directly or by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert any such Convertible Securities are exercisable immediately, and the price per share for which a share of Common Stock is issuable upon such conversion or exchange (determined by dividing (A) the total amount, if any, received or receivable by the Corporation as consideration for the issuance or sale of such Convertible Securities, plus the aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (B) the maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than such Series A Conversion Price in effect immediately prior to the time of such issuance or sale, then the maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued for such price per share as of the date of the issuance or sale of such Convertible Securities and thereafter shall be deemed to be outstanding; provided that (a) except as otherwise provided in Subsection 5(e)(iv), no adjustment of such Series A Conversion Price shall be made upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities if an appropriate adjustment was previously made pursuant to this Subsection 5(e)(iii) upon the issuance of such Convertible Securities, and (b) if any such issuance or sale of such Convertible Securities is made upon the exercise of any Options to purchase any such Convertible Securities for which adjustments of the Conversion Price have been or are to be made pursuant to other provisions of this Subsection 5(e), no further adjustment of such Series A Conversion Price shall be made by reason of such issuance or sale.

                  (iv) Change in Option Price or Conversion Rate. In the event that the purchase price provided for in any Option referred to in Subsection 5(e)(ii), the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in Subsections 5(e)(ii) or 5(e)(iii), or the rate at which any Convertible Securities referred to in Subsections 5(e)(ii) or 5(e)(iii) are convertible into or exchangeable for shares of Common Stock, shall change at any time (other than under or by reason of provisions designed to protect against dilution), such Series A Conversion Price in effect at the time of such event for any outstanding shares of Series A Preferred Stock shall be readjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such purchase price, additional consideration, or conversion rate, as the case may be, at the time such Options or Convertible Securities initially were granted, issued or sold. In the event any Option or any right to convert or exchange Convertible Securities shall expire or terminate without being exercised, such Series A Conversion Price then in effect hereunder for any outstanding shares of Series A Preferred Stock shall be adjusted to the Series A which would have been in effect at the time of such expiration or termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination, never been issued, and the shares of Common Stock issuable thereunder shall no longer be deemed to be outstanding. If the purchase price provided for in any Option referred to in Subsection 5(e)(ii) or the rate at which any Convertible Securities referred to in Subsections 5(e)(ii) or 5(e)(iii) are convertible into or exchangeable for shares of Common Stock shall be reduced at any time under or by reason of provisions with respect thereto designed to protect against dilution, then, in case of the grant of any such, Option or upon conversion or exchange of any such Convertible Securities, the Conversion Price then in effect hereunder for any outstanding shares of Series A Preferred Stock shall be adjusted to such respective amount as would have been obtained had such Option or Convertible Securities never been issued as to such Common Stock and had adjustments been made upon the issuance of the Common

         Stock delivered as aforesaid, but only if, as a result of such adjustment, the Conversion Price then in effect hereunder is hereby reduced.

                  (v) Consideration for Stock. In case any shares of Common Stock, Options, or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor, without deduction of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any shares of Common Stock, Options, or Convertible Securities shall be issued or sold, in whole or in part, for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair market value of such consideration as determined in good faith by a majority of the members of the Board of Directors of the Corporation, without deduction of any expenses incurred or any underwriting commission or concessions paid or allowed by the Corporation in connection therewith.

                  (vi) Treasury Shares. The disposition of shares of Common Stock owned or held by or for the account of the Corporation (other than a result of a cancellation of treasury shares) shall be considered an issue or sale of Common Stock for the purpose of this Subsection 5(e).

                  (vii) When Adjustment Is Not Required. Notwithstanding any provision herein to the contrary, no adjustment shall be made in the Conversion Price as a result of (1) the issuance of Common Stock upon conversion of any shares of Series A Preferred Stock; (2) the issuance of Series A Preferred Stock upon conversion of any outstanding convertible notes in existence as of the Closing Date; (3) the issuance of dividends or other distributions on the Series A Preferred Stock;
         (4) the issuance of warrants or other securities to financial institutions or lenders in connection with lease lines or loans approved by the Corporation's Board of Directors; (5) the issuance of stock, warrants or options to employees, directors or consultants of the Company as approved by the Corporation's Board of Directors at a price not less than 85% of the then applicable Series A Conversion Price; (6) the exercise of any warrants, options or other convertible securities in existence as of the Closing Date for the purchase of Common Stock; or (7) any subdivisions or combination affecting the Common Stock or the issuance of shares of Common Stock pursuant to a stock dividend or other distribution on Common Stock if an appropriate adjustment to the Series A Conversion Price, is made pursuant to Subsection 5(d).

                     (viii) Notices of Record Date. In the event of any taking by this Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase, or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this Corporation shall send via certified or overnight mail to each holder of Series A Preferred Stock, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution, or right.

                  (ix) Reservation of Stock Issuable Upon Conversion. At all times, this Corporation shall reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of the Series A Preferred Stock, in addition to such other remedies as shall be available to the holder of such Series A Preferred Stock, this Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Corporation's Amended and Restated Certificate of Incorporation.

                  (x) Notices. Any notice required by the provisions of this Certificate to be given to the holders of shares of Series A Preferred Stock shall be deemed given if deposited in the United States mail, certified mail postage prepaid, or overnight mail, and addressed to each holder of record at his address appearing on the books of this Corporation.

         6. Events of Noncompliance.

                  (a) An "Event of Noncompliance" will be deemed to have occurred if any of the following actions occur and remain uncured after 30 days following written notice to, or discovery by, the Corporation:

                        (i) the Corporation's default under, or material breach of, any of the provisions of the definitive investment agreements entered between the Corporation and Townsends, Inc. on or around the Closing Date, including without limitation the provisions of this Certificate of Designation, the Voting Agreement, Convertible Note Purchase Agreement and Registration Rights Agreement;

                        (ii) the Corporation's default under, or material breach of, any of the provisions of the Corporation's Supply Agreement dated on or around the Closing Date, as amended from time to time with Townsends, Inc.; and

                        (iii) the Corporation's default under, or material breach of, any of the provisions of the Corporation's Co-Packing Agreement dated on or around the Closing Date, as amended from time to time with Townsends, Inc.

                  (b) Upon the occurrence of an Event of Noncompliance, the dividends payable on the then outstanding shares of Series A Preferred shall increase to $0.225 per share. The right to increased dividends pursuant to the preceding sentence shall cease upon the earlier of (w) the conversion of all outstanding shares of Series A Preferred Stock into Common Stock pursuant to Section 5 of this Certificate of Designation; (x) the payment in full of the Liquidation Preference (or such higher amount, as applicable) on all outstanding shares of Series A Preferred

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         Stock pursuant to Section 3 of this Certificate of Designation; (y) the
         Corporation's cure of the facts and circumstances resulting in the Event of Noncompliance; or (z) the waiver of the Event of Noncompliance by the Convertible Preferred Majority.

         7. Reissuance of Preferred Stock. No shares of Series A Preferred Stock redeemed, purchased, or acquired by the Corporation or converted into Common Stock shall be reissued, and all such shares shall be canceled and eliminated from the shares the Corporation shall be authorized to issue.

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